SUB-ADVISORY AGREEMENT

AGREEMENT made as of the ___ day of February ____, 2018 (“Effective Date”) by and between Bluerock Credit Fund Advisor, LLC, a Delaware limited liability corporation (the "Advisor") and Mercer Investment Management, Inc., a Delaware corporation (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Advisory Agreement, dated February ____, 2018 (the “Advisory Agreement”), with Bluerock Institutional Mortgage Income Fund, a Delaware statutory trust (the "Fund" or the "Trust") registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”) as a continuously offered, non-diversified, closed-end investment management company which will operate as an interval fund; and

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to assist the Advisor to provide research support and its investment experience and expertise with respect to the investment portfolio of the Fund, and the Sub-Advisor is willing to render such services, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1. Appointment as Sub-Advisor. The Advisor hereby appoints the Sub-Advisor to provide the services provided for herein with respect to some or all of the investment portfolio of the Fund as specified by the Advisor, subject to the terms of this Agreement and the supervision of the Advisor and the Board of Trustees of the Trust; and the Sub-Advisor hereby accepts suchappointment.

2. Services and Duties of the Sub-Advisor.

a. Investments. The Sub-Advisor is hereby authorized and directed, and hereby agrees, subject to the stated investment objectives, policies and restrictions of the Fund as set forth in the Fund’s prospectus, statement of additional information and other public disclosure documents currently in effect and as amended from time to time (collectively, the “Prospectus”) and subject to the directions of the Advisor, on a nondiscretionary basis, to provide the services and undertake the duties described in Exhibit A annexed hereto and incorporated herein by this reference, for the purpose of assisting the Advisor in its obligations to the Fund under the Advisory Agreement. All such services shall be provided promptly and professionally. The Advisor agrees to provide the Sub-Advisor information concerning (i) the Fund; (ii) its assets available or to become available for investment; and (iii) the conditions of the Fund’s affairs as relevant to the Sub-Advisor.

b. Compliance with Applicable Trust Compliance Procedures. In the performance of its duties and obligations under this Agreement, the Sub-Advisor shall, act in conformity with (A) the policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Advisor (together, the “Trust Compliance Procedures”); and (B) the instructions and directions received in writing from the Advisor or the Trustees of the Trust. The Advisor will provide the Sub-Advisor with any materials or information that the Sub-Advisor may reasonably request to enable it to perform its duties and obligations under this Agreement.

The Advisor will provide the Sub-Advisor with reasonable advance notice, in writing, of: (i) any change in the Fund’s investment objectives, policies and restrictions as stated in the Prospectus; (ii) any change to the Trust’s Declaration of Trust or By- Laws; or (iii) any material change in the Trust Compliance Procedures. In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of a modified Prospectus and copies of the revised Trust Compliance Procedures, as applicable, reflecting such changes. The Sub-Advisor hereby agrees to provide to the Advisor in a timely manner, in writing, such information relating to the Sub-Advisor and its relationship to, and actions for, the Fund as may be required to be contained in the Prospectus or in the Trust’s registration statement on Form N-2, or otherwise as reasonably requested by the Advisor.

c. Sub-Advisor Compliance Policies and Procedures. The Sub-Advisor shall provide the Trust’s Chief Compliance Officer (the “Trust CCO”) with copies of: (i) the Sub-Advisor’s policies and procedures for compliance by the Sub-Advisor with the Federal Securities Laws (together, the “Sub-Advisor Compliance Procedures”), and (ii) any material changes to the Sub-Advisor Compliance Procedures. The Sub-Advisor shall cooperate with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board of Trustees on the operation of the Sub-Advisor Compliance Procedures, and shall report to the Trust CCO any material compliance matter arising under the Sub- Advisor Compliance Procedures involving matters related to the Sub-Advisor’s provision of services hereunder. The Sub-Advisor shall provide to the Trust CCO reports confirming the Sub-Advisor’s compliance with the Sub-Advisor Compliance Procedures as reasonably requested in writing.

In order to assist the Trust and the Trust CCO to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Advisor shall provide to the Trust CCO access to the Sub-Advisor’s chief compliance officer (the “Sub-Advisor CCO”), as reasonably requested by the Trust CCO.

d. Code of Ethics. The Sub-Advisor hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to the Advisor and the Trust.

e. Books and Records. The Sub-Advisor shall maintain records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Advisor on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

f. Information Concerning Sub-Advisor Assets and the Sub-Advisor. From time to time as the Advisor, and any consultants designated by the Advisor, or the Trust may request, the Sub-Advisor will furnish the requesting party reports on portfolio transactions and reports on Sub-Advisor Assets held in the portfolio, all in such detail as the Advisor, its consultant(s) or the Trust may reasonably request. The Sub-Advisor will provide the Advisor with information (including information that is required to be disclosed in the Prospectus) with respect to the portfolio managers responsible for Sub- Advisor Assets, any changes in the portfolio managers responsible for Sub-Advisor Assets, any changes in the ownership or management of the Sub-Advisor, or of material changes in the control of the Sub-Advisor. The Sub-Advisor will promptly notify the Advisor of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry. Upon reasonable request, the Sub-Advisor will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Sub-Advisor Assets.

g. The Sub-Advisor also will provide such information or perform such additional acts as are customarily performed by a Sub-Advisor and may be required for the Fund or the Advisor to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the “Securities Act”), and any rule or regulation thereunder.

3. Independent Contractor. In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, the Trust or the Advisor in any way or otherwise be deemed an agent of the Fund, the Trust or the Advisor.

4. Services to Other Clients. Nothing herein contained shall limit the freedom of the Sub-Advisor or any affiliated person of the Sub-Advisor to render investment advisory, supervisory, consulting and other services to other investment companies, to act as investment adviser, consultant or counselor to other persons, firms or corporations, or to engage in other business activities. It is understood that the Sub-Advisor may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for the Fund.

5. Expenses. During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement. The Sub-Advisor, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement; provided however, Sub-Advisor may not sub-contract or assign its duties under this Agreement to third parties. The Trust or the Advisor, as the case may be, shall reimburse the Sub-Advisor for any expenses as may be reasonably incurred by the Sub-Advisor in connection with services provided by Mercer outside of the scope of this Agreement, specifically at the request of and on behalf of the Fund or the Advisor. In such instances, the Sub-Advisor shall keep and supply to the Trust and the Advisor reasonable records of all such expenses.

6. Compensation. For the services provided and the expenses assumed with respect to the Fund pursuant to this Agreement, the Sub-Advisor will be entitled to the fee listed for the Fund(s) on Exhibit B. Such fees will be computed in accordance with Exhibit B. If this Agreement is terminated prior to the end of any calendar quarter, the fee shall be prorated for the portion of any quarter in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the quarter, and shall be payable within ten (10) days after the date of termination.

7. Representations and Warranties of the Sub-Advisor. The Sub-Advisor represents and warrants to the Advisor and the Trust as follows:

a. The Sub-Advisor is registered as an investment adviser under the Advisers Act;

b. The Sub-Advisor is a corporation, duly organized and validly existing under the laws of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

c. The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action on the part of its board of directors and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub- Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Sub-Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor; and

d. The Form ADV of the Sub-Advisor previously provided to the Advisor is a true and complete copy of the form as currently filed with the SEC. The Sub-Advisor will promptly provide the Advisor and the Trust with a complete copy of all subsequent amendments to its Form ADV.

8. Representations and Warranties of the Advisor. The Advisor represents and warrants to the Sub-Advisor and the Trust as follows:

a. The Advisor is registered as an investment adviser under the Advisers Act;

b. The Advisor is a limited liability corporation duly organized and validly existing under the laws of the State of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

c. The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action on the part of its managing member, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

d. The Advisor acknowledges that it received a copy of the Sub-Advisor’s Form ADV prior to the execution of this Agreement; and

e. The Advisor and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Advisor to enter into this Agreement.

9. Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 7 and 8 of this Agreement, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

10. Liability and Indemnification.

a. Liability. The services and duties of the Sub-Advisor shall be confined to those expressly set forth herein. The Sub-Advisor shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law that cannot be waived or modified hereby. Under no circumstances shall the Sub-Advisor be liable for any loss arising out of any act or omission taken by another sub-advisor, or any other third party, in respect of any portion of the Trust’s assets not sub-advised by the Sub-Advisor pursuant to this Agreement. Under no circumstances shall either party hereto be liable to the other for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages.

b. Indemnification. The Sub-Advisor shall indemnify the Advisor, the Trust and the Fund, and their respective affiliates and controlling persons (the “Sub-Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Advisor, the Trust or the Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder; provided, however, that the Sub-Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder.

The Advisor shall indemnify the Sub-Advisor, its affiliates and its controlling persons (the “Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Advisor’s duties under the Advisory Agreement, breach of this Agreement or its representations and warranties herein or as a result of the Advisor’s willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder.

11. Duration and Termination.

a. Duration. This Agreement, unless sooner terminated as provided herein, shall remain in effect from the Effective Date, until two years from the Effective Date, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC). The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

b. Termination. This Agreement may be terminated as to any Fund at any time, without cause and without the payment of any penalty: (i) by the vote of a majority of the Trustees of the Trust, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor, or (ii) by the Sub-Advisor on not less than 120 days written notice to the Advisor and the Trust. This Agreement may also be terminated at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any provision to this Agreement by any of the parties. This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or No Action Letter provided or pursuant to the 1940 Act, or upon the termination of the Advisory Agreement

This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

12. Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a)(i) the Trust’s Board of Trustees, (ii) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law, or (iii) unless otherwise permitted pursuant to exemptive relief granted by the SEC or No Action position granted by the SEC or its staff, by a vote of the majority of the Fund’s outstanding securities, and (b) by the Advisor.

13. Confidentiality. Any information or recommendations supplied by either the Advisor or the Sub-Advisor, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the custodian, and such persons as the Advisor may designate in connection with the Sub-Advisor Assets. Nothing in this Agreement shall be construed to prevent the Sub-Advisor from giving other entities investment advice about, or trading on their behalf, in the securities of the Fund or the Advisor.

14. Use of Names. During the term of this Agreement: (a) the Advisor shall have permission to use the Sub-Advisor’s name in the marketing of the Fund, and agrees to furnish the Sub-Advisor at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to the Sub- Advisor in any way; and (2) the Sub-Advisor shall have permission to use the Advisor’s name in general marketing of the Sub-Advisor’s services and client lists.

15. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

a.	If to the Advisor:

Bluerock Credit Fund Advisor, LLC

c/o Bluerock Real Estate, LLC

712 Fifth Avenue, 9th Floor

New York, NY 10019

Attention: R. Ramin Kamfar

b.	If to the Sub-Advisor:

Mercer Investment Management, Inc.
99 High Street
Boston, MA 02110
Attention: Chief Counsel

16. Governing Law. This Agreement shall be governed by the internal laws of the State of New York without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

18. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19. Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

20. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ADVISOR
BLUEROCK CREDIT FUND ADVISOR, LLC.

By:

SUB-ADVISOR
MERCER INVESTMENT MANAGEMENT, INC.

By:

EXHIBIT A

SUB-ADVISORY AGREEMENT
BETWEEN
BLUEROCK CREDIT FUND ADVISOR, LLC
AND
MERCER INVESTMENT MANAGEMENT, INC.

[BLUEROCK INSTITUTIONAL MORTGAGE INCOME FUND (“FUND”)]

SERVICES SCHEDULE

The Sub-Advisor will recommend an underlying fund manager (“Underlying Fund Manager”) , consistent with the Fund’s investment strategy, with which the Advisor may invest the Fund’s assets.

Market Outlook and Competitor Analysis

The Sub-Advisor will provide the Advisor a quarterly overview of the debt market. Such overview will include:

•	a summary of the active debt investment managers pursuing similar strategies as the Underlying Fund Manager;

•	a summary analysis of various debt investment offerings available in the market that meet the Fund’s investing criteria.

On-going Investment Monitoring Services

The Sub-Advisor will perform ongoing due diligence of the Underlying Fund Manager.

•	On a quarterly basis, the Sub-Advisor will provide the Advisor with a summary report containing quantitative and qualitative information on the activities and performance of the Underlying Fund Manager . The Sub-Advisor will conduct calls and in-person meetings [with the Underlying Fund Manager] in order to perform this review.
•	Annually the Sub-Advisor will provide a comprehensive overview of the Underlying Fund Manager including a thorough analysis of the organization, debt team, process and analysis of performance including investment performance analysis and reporting, discussion of investment strategy and portfolio construction, and market competitiveness.
•	The Sub-Advisor will attend any annual meetings [of the Underlying Fund Manager] as well conduct additional due diligence meetings both onsite [at the Underlying Fund Manager’s place of business] and at Mercer’s place of business in order to perform this review.The Sub-Advisor will hold quarterly conference calls with the Advisor, focusing on any investment issues that have arisen from the Sub-Advisor’s due diligence of the Underlying Fund Manager.

Additional Services

Will provide, on a timely basis, information required from Mercer as sub-advisor to the Advisor and the Fund to facilitate SEC and other filings, Board materials, Compliance and due diligence requests.

Subject to rational constraints of Mercer and at Bluerock’s request, Mercer personnel will attend up to three offsite events per year within the U.S. to support education and distribution efforts for the Fund.

The parties may amend this Service Schedule and the Fee Schedule set forth in Exhibit B from time to time to include additional services (such as additional manager research and due diligence activities), to accommodate the growth of the fund.

EXHIBIT B

SUB-ADVISORY AGREEMENT
BETWEEN
BLUEROCK CREDIT FUND ADVISOR, LLC
AND
MERCER INVESTMENT MANAGEMENT, INC.

[BLUEROCK INSTITUTIONAL MORTGAGE INCOME FUND (“FUND”)]

FEE SCHEDULE

ASSETS	COMPENSATION*

Up to $250 million	0.07%
Over $250 million up to $1 billion	0.06%
Over $1 billion up to $1.5 billion	0.05%
Over $1.5 billion up to $2 billion	0.04%
Above $2 billion	0.03%

*	Subject to a minimum annual fee of $40,000 for the period from the effective date of the Agreement until the first anniversary thereof.

Computation

As soon as practicable after the end of each calendar quarter, the Sub-Advisor shall send to the Advisor a calculation (the “Calculation”) in reasonable detail of the fee for the calendar quarter then ended as of the close of business on the last day of such calendar quarter and the Advisor shall pay the fee to the Sub-Advisor. In the event of a dispute between the parties regarding the accuracy of the Calculation, it is hereby agreed that all discussions in resolution of such dispute will be conducted promptly and in good faith.

The foregoing fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid quarterly in arrears by the Advisor to the Sub-Advisor as described herein. The fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate set forth in the schedule above and multiplying this product by the net assets of the Fund, as determined in accordance with the Prospectus as of the close of business on the valuation day. If this Agreement is terminated prior to the end of any calendar quarter, the fee shall be prorated for the portion of any quarter in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the quarter.